Exhibit 99.1
FOR IMMEDIATE RELEASE
CKX, INC.
Media Contact: Sean Cassidy
212-981-5233
Ed Tagliaferri
212-981-5182
CKX Declares Dividend of FX Luxury Shares
CKX Stockholders to receive 25% of outstanding common stock of FX Luxury upon registration of shares with SEC
New York — June 19, 2007 — CKX, Inc. (NASDAQ: CKXE), announced today that it had declared and transferred into trust for its stockholders a dividend consisting of 25 percent of the common equity interests, on a fully diluted basis, in the business of FX Luxury Realty LLC. The plan to distribute these interests to CKX stockholders was previously disclosed at the time the Company acquired its 50 percent ownership interest in FX Luxury and announced a buyout offer for the Company of $13.75 per share in cash.
The distribution of shares in FX Luxury is intended to give CKX stockholders a continuing interest in the exploitation of CKX’s Elvis Presley and Muhammad Ali assets, notwithstanding the proposed sale of the Company, through FX Luxury’s Elvis Presley- and Muhammad Ali-themed real estate projects and transactions.
The shares will be distributed to shareholders of record on the record date, which will be 10 days following the date on which a registration statement with respect to the shares is declared effective by the Securities and Exchange Commission. Stockholders will receive the FX Luxury shares approximately 10 days following the record date. Between now and the distribution date of the shares to CKX stockholders, the shares will be held in two trusts formed for the purpose of holding the shares for the benefit of CKX stockholders. The transfer of the shares to the trusts is irrevocable and neither CKX nor its creditors have any control over or continuing interest in the shares.
Shortly following payment of the dividend to the CKX stockholders, FX Luxury intends to commence a rights offering that will give each CKX stockholder the exclusive right to purchase an additional share of FX Luxury stock for each share of stock received in the CKX dividend, providing CKX stockholders an opportunity to double their interests in FX Luxury.
For more detailed information please see our Current Report on Form 8-K, which was filed today and may be obtained at the Company’s website at www.ckx.com as well as at the SEC’s web site at www.sec.gov.
A registration statement relating to these securities will be filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About CKX, Inc.
CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. On June 1, 2007 CKX entered into a merger agreement with 19X, Inc., a private company owned and controlled by Robert F.X. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX, that will result in the sale of CKX to 19X at a price of $13.75 per share in cash. For more information about CKX, Inc., visit its corporate website at www.ckx.com.
About FX Luxury
FX Luxury owns a 50 percent interest in entities that own and control 17.72 contiguous acres of land located at the corner of Harmon Avenue and Las Vegas Boulevard in Las Vegas, Nevada, (the “Park Central Properties”) and has entered into a binding agreement to acquire the other 50 percent of such entities. The acquisition of the remaining 50 percent of such entities, which will give FX Luxury 100 percent ownership and control of the Park Central Properties, is expected to close no later than July 29, 2007.
FX Luxury intends to evaluate and pursue a retail, hotel, commercial and residential development project on the Park Central Properties. In addition, FX Luxury will pursue similar real estate and attraction based projects throughout the world, including the development of one or more hotels nearby or contiguous to the Graceland property in Memphis, Tennessee.
In addition to its interest in the Park Central Properties and its plans with respect to a Graceland-based hotel, FX Luxury directly and through subsidiaries, holds 836,588 shares of common stock, par value $0.0001 per share in Riviera Holdings Corporation [AMEX:RIV], a company that owns and operates the Riviera Hotel & Casino in Las Vegas, Nevada, as well as a 50 percent economic interest in an option to acquire an additional 1,147,550 Riviera shares at a price of $23 per share. On May 16, 2007, Riviera Acquisitions Holdings, a 57 percent-owned subsidiary of FX Luxury, made an offer to acquire the remaining outstanding shares of Riviera at a price of $34 per share. The closing price of Riviera shares on the American Stock Exchange on June 15, 2007, was $37.16 per share.
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